Exhibit 99.1

CONTACT: Shintaro Asako MediciNova, Inc. Phone: 858-373-1500 E-mail : asako@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova, Inc. Appoints Arlene M. Morris and Alan W. Dunton

To Its Board of Directors

SAN DIEGO, Calif. – May 11, 2006 — MediciNova, Inc., a specialty pharmaceutical company that is publicly traded on the Hercules Market of the Osaka Securities Exchange (Code number: 4875), today announced the appointment of Arlene M. Morris and Alan W. Dunton, M.D. to its Board of Directors. Ms. Morris is currently President and CEO at Affymax, Inc. and Dr. Dunton is currently Chairman of the Board of Directors for ActivBiotics, Inc.

“We are extremely pleased and fortunate to add two great individuals with such meaningful experience to our Board of Directors,” said Yuichi Iwaki, M.D., Ph.D., MediciNova’s Chairman and Chief Executive Officer.

“MediciNova recently initiated its seventh clinical development program and will be advancing several other projects into late-stage clinical testing. We feel that the addition of Arlene Morris and Alan Dunton to our Board has significantly strengthened our ability to successfully develop our compounds. At the same time, Arlene and Alan bring a wealth of business-specific knowledge to our Board, and we take their decision to join our Board of Directors as a vote of confidence in our Company. We look forward to adding their expertise to our efforts to develop our products and business relationships.”

Arlene Morris brings significant expertise in the establishment of strategic partnerships, marketing and operations to MediciNova. She was appointed President and CEO of Affymax, Inc. in June 2003. She has over 25 years of management experience from Johnson & Johnson, Scios Inc., Coulter Pharmaceutical, Inc. and Clearview Projects. While at Coulter, she completed numerous transactions, including the $1.0 billion merger between Coulter and Corixa and a contractual joint venture with GlaxoSmithKline for Bexxar® valued in excess of $200 million. Previously, Ms. Morris was the Vice President of Business Development at Scios Inc. where she completed several high profile transactions including one of the first biotech profit-sharing deals for a late-stage product. From 1977 through 1993, Ms. Morris held various management and executive positions at Johnson & Johnson in sales, marketing, new product development and business development, holding the position of Vice President of Business Development for McNeil Pharmaceutical from 1988 to 1993. She received her B.A. degree in Biology and Chemistry from Carlow College and studied marketing at Western New England College. Arlene is also on the Board of BIO, the Biotechnology Industry Organization.

Dr. Alan W. Dunton is a recognized expert in prescription drug development and clinical research. His twenty years of experience are marked by the development and approval of the prescription drugs Levaquin® (antibiotic), TOPAMAX® (migraine), Reminyl® (Alzheimer’s disease), Regranex® (diabetic foot ulcers), Risperdal® (antipsychotic) as well as the successful OTC product Aleve® (arthritis). Most recently, since February 2003, Dr. Dunton was President and CEO of Metaphore Pharmaceuticals. Metaphore was acquired by ActivBiotics in December 2005. Before joining Metaphore, Dr. Dunton was the President and Managing Director of the Janssen Research Foundation, a Johnson & Johnson company. In this capacity, he was responsible for the research and development of new prescription drug products marketed by the Johnson & Johnson family of companies worldwide. He was a member of the Group Operating Committee of the J&J Pharmaceutical Group, a member of the Board of Janssen Pharmaceutica, N.V. and Chairman of Janssen-Cilag, International. His experiences also included positions with Roche, CIBA-GEIGY (now Novartis) and Syntex (now Roche).

Dr. Dunton also developed and implemented an Ethical Code for the Conduct of Clinical Research and was a recipient of the prestigious Nellie Westerman Prize from the American Federation of Clinical Research for his work in medical ethics. Dr. Dunton received his M.D. degree from New York University School of Medicine and completed his post-graduate training in Internal Medicine at the New York University Medical Center/Bellevue Hospital VA Medical Center and in Clinical Pharmacology at Cornell University Medical College/New York Hospital.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes seven compounds in clinical testing, targets a variety of prevalent medical conditions, including cancer, asthma, Generalized Anxiety Disorder, multiple sclerosis, interstitial cystitis, preterm labor and urinary incontinence. For more information on MediciNova, Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the long-term growth potential of the company. These statements are based on certain assumptions made by the Company’s management that are believed to be reasonable at the time. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including results of clinical studies and other risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission. These assumptions, risks and uncertainties could cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.

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